EXHIBIT 99
NEWS:
The Sherwin-Williams Company • 101 West Prospect Avenue •
Cleveland, Ohio 44115 • (216) 566-2140
The Sherwin-Williams Company Reports First Quarter 2009 Financial Results
➢	Consolidated net sales were $1.551 billion

➢	Consolidated gross margin was 43.9% versus 43.8% in 1Q08

➢	Selling, general & administrative expenses were $42.9 million below 1Q08

➢	EPS was $.32 compared to guidance of $.05 to $.25

➢	EPS range for 2Q09 of $1.20 to $1.45. Reaffirming EPS range of $3.00 to $4.00 for the full year
CLEVELAND, OHIO, April 16, 2009 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2009. Consolidated net sales in the quarter were $1.551 billion, a decrease of 13.0% over last year’s first quarter due primarily to weak paint sales volume and unfavorable foreign currency translation rate changes partially offset by the impact of five acquisitions completed since the beginning of 2008. Unfavorable currency translation rate changes decreased consolidated net sales 3.2% in the quarter while acquisitions added 0.6% to consolidated net sales. Diluted net income per common share in the quarter declined to $.32 per share from $.64 per share in the first quarter of 2008 due primarily to lower sales, incremental site exit costs and environmental-related expenses partially offset by a lower effective tax rate. Acquisitions had no significant impact on diluted net income per share.
Net sales in the Paint Stores Group of $898.4 million in the quarter were 12.9% lower than last year’s first quarter due primarily to weak paint sales volume and corresponding weakness in non-paint sales categories. During the quarter, net sales from stores open for more than twelve calendar months decreased 12.7% over last year’s first quarter. Paint Stores Group segment profit decreased to $56.6 million in the quarter from $83.3 million last year due primarily to lower sales volumes partially offset by the effect of price increases over the last twelve months and reductions in selling, general and administrative expenses. Segment profit decreased as a percent to net sales to 6.3% from 8.1% last year.
In the Consumer Group, net sales increased 0.4% in the quarter to $288.2 million. The sales increase was due primarily to additional sales to existing customers related to new products. Segment profit of the Consumer Group decreased to $30.2 million in the quarter from $42.8 million in 2008. Segment profit decreased as a percent to net sales to 10.5% from 14.9% last year due primarily to costs not fully absorbed due to the reduction in volume throughput in our manufacturing and distribution operations. Partially offsetting these negative impacts on segment profit was good expense control in the Consumer Group. Two acquisitions in the Consumer Group had no significant impact on net sales or segment profit.
The Global Finishes Group’s net sales in the quarter decreased 21.5% to $362.5 million when stated in U.S. dollars due primarily to lower paint sales volume and unfavorable currency translation rate changes that were partially offset by acquisitions and selling price increases. In the quarter, unfavorable currency translation rate changes decreased net sales of the Global Finishes Group in U.S. dollars by 10.6% and acquisitions increased net sales by 2.3%. Stated in U.S. dollars, segment profit of the Global Finishes Group for the quarter declined to $5.3 million from $43.1 million in last year’s first quarter and decreased as a percent to net sales to 1.5% from 9.3% last year. Segment profit declined primarily due to reductions in sales and unfavorable operating efficiencies related to lower manufacturing volume partially offset by good expense control. Unfavorable currency translation rates and acquisitions had a dilutive effect of $3.6 million, or 8.3%, on segment profit of the Group.
The Company acquired 500,000 shares of its common stock through open market purchases during the quarter and had remaining authorization at March 31, 2009 to purchase 19.25 million shares.
Commenting on the financial results for the first quarter, Christopher M. Connor, Chairman and Chief Executive Officer, said, “Global paint demand in the architectural, commercial, industrial and marine markets remained soft as the economic downturn we have been experiencing continued and expanded internationally during the first quarter of the year. In spite of the continuing softness in the domestic new housing market, slow housing turnover and softness in DIY customer demand, our Paint Stores Group continues to remain focused on providing superior customer service and gaining business wherever possible. Our Consumer Group faced the same overall soft DIY market challenges as Paint Stores Group, but managed to improve their sales over last year with new product introductions. We continued to see further paint sales volume declines in our Global Finishes Group but we are pleased with the way management and employees in that Group controlled spending and reduced working capital (Accounts receivable plus Inventories less Accounts payable) in relation to sales levels during some very difficult and challenging economic and financial conditions in many of the countries in which we do business.
“During this period of reduced volume demand, we are pleased with the way that our operating groups have controlled their spending and working capital. In the quarter, our selling, general and administrative expenses were below last year in dollars spent by nearly $43 million and our working capital ratio at March 31, 2009 improved to 12.8% from 13.7% last year. We are continuing to invest in our business to come out of this recessionary period a much stronger and well-positioned company. The Paint Stores Group opened 12 new stores in the first quarter while closing 19 redundant stores. For the year, we expect our Paint Stores Group to open 40 to 50 new stores while slowing the rate at which we close redundant store locations. We acquired five separate companies over the last twelve months, including Inchem in Southeast Asia, Euronavy in Portugal and Altax in Poland. Although these acquisitions, along with two domestic acquisitions, had just a small impact on our first quarter consolidated sales and operating results they increase our breadth of product offerings, expand our global reach and are important assets to our world-wide presence. During the quarter, we continued to buy shares of our stock and we increased the dividend rate to $.355 from $.35 last year — more than our target rate of 30% of prior year’s diluted net income per common share. Our balance sheet continues to be fiscally sound and capable of financing our planned business growth in the foreseeable future.
“For the second quarter, we anticipate that our consolidated net sales will decline nine to twelve percent over last year’s second quarter. With sales at that level, we expect diluted net income per common share for the second quarter to be in the range of $1.20 to $1.45 per share compared to $1.45 per share last year. For the full year 2009, based on economic indicators currently available, we are revising our January 22, 2009 guidance for estimated consolidated net sales to a mid to high single-digit percentage decrease over 2008. With sales at that revised level, we are reaffirming our guidance that diluted net income per common share for 2009 is expected to be in the range of $3.00 to $4.00 per share compared to $4.00 per share earned in 2008.”
The Company will conduct a conference call to discuss its financial results for the first quarter and its outlook for the second quarter and full year 2009 at 11:00 a.m. ET today, April 16, 2009. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the

Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the April 16th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Thursday, April 30, 2009 at 5:00 p.m. ET.
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 3,000 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 30 countries around the world. For more information, visit www.sherwin.com.
This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts:
Robert Wells
Senior Vice President — Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director — Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended March 31,
Thousands of dollars, except per share data	2009	2008
Net sales	$1,550,677	$1,781,682
Cost of goods sold	870,071	1,001,174
Gross profit	680,606	780,508
Percent to net sales	43.9%	43.8%
Selling, general and administrative expenses	608,848	651,707
Percent to net sales	39.3%	36.6%
Other general expense — net	10,405	115
Interest expense	12,202	17,673
Interest and net investment income	(636)	(516)
Other income — net	(1,106)	(1,500)

Income before income taxes	50,893	113,029
Income taxes	13,614	35,083

Net income	$37,279	$77,946

Net income per common share:
Basic	$0.32	$0.65

Diluted	$0.32	$0.64

Average shares outstanding — basic	115,946,629	119,498,294

Average shares and equivalents outstanding — diluted	118,029,772	122,096,866

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the April 16th release.